Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-227064 and 333-272874 on Form S-8 of PCB Bancorp and Subsidiary of our report dated March 13, 2026 relating to the consolidated financial statements and effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K.
/s/ Crowe LLP
Los Angeles, California
March 13, 2026